                          AMENDMENT TO THE BY-LAWS OF
                        NAVISTAR FINANCIAL CORPORATION

This Amendment to the By-laws of Navistar Financial Corporation is made and is effective as of the 1st day of February 2003.  Capitalized terms used in this Amendment and not otherwise defined in it shall have the meaning given to them in the By-laws.

(a)   The first sentence of Article III, Section 3 is hereby deleted and the following sentence is inserted in its place: "The President shall have such powers and perform such duties as may be prescribed by the Board of Directors at the time of his or her election and such powers and duties as may be assigned to him or her from time to time by the Board of Directors."

(b)   Article III, Section is amended by the insertion of the phrase "a Chief
        Executive Officer," immediately after the phrase "a Chairman of the
        Board".

(c)   Sections 2, 3, 4, 5, 6 and 7 each shall be renumbered to 3, 4, 5, 6, 7 and 8 respectively, and a new Section 2 shall be added which shall read in its entirety as follows:  "SECTION 2.  Chief Executive
        Officer.  The Chief Executive Officer shall have the powers and perform the duties incident to that position.  He or she shall be in general and active charge of the business operations of the
        Corporation, and shall be its principal executive officer.  He or she shall have such powers and perform such other duties as may be prescribed by the Board of Directors or provided in the By-laws".

IN WITNESS WHEROF, this Amendment, which restates and integrates and further amends the provisions of the By-Laws as heretofore amended or supplement, has been duly adopted by the Corporation's Board of Directors as of the day and
year first above written.

                NAVISTAR FINANCIAL CORPORATION

                /s/PHYLLIS E. COCHRAN
                   Phyllis E. Cochran

                   Chief Executive Officer and Principal Executive Officer